Exhibit 99.1

DraftKings Reports Third Quarter Results and Raises 2020 Revenue Guidance

Reports Third Quarter Revenue of $133 million; Increases 2020 Pro Forma Revenue Guidance to $540 million to $560 million; Introduces 2021 Revenue Guidance of $750 million to $850 million

Boston, MA – November 13, 2020— DraftKings Inc. (Nasdaq: DKNG) (“DraftKings” or the “Company”) today reported its financial results for the third quarter of 2020. For the three months ended September 30, 2020, DraftKings reported revenue of $133 million, an increase of 98% compared to $67 million during the same period in 2019. After giving pro forma effect to the business combination with SBTech (Global) Limited and Diamond Eagle Acquisition Corp., as if it had occurred on January 1, 2019, revenue grew 42% compared to the three months ended September 30, 2019.

“The resumption of major sports such as the NBA, MLB and the NHL in the third quarter, as well as the start of the NFL season, generated tremendous customer engagement,” said Jason Robins, DraftKings’ co-founder, CEO and Chairman of the Board. “In addition to our year-over-year pro forma revenue growth of 42%, DraftKings recorded an increase in monthly unique payers of 64% to over 1 million, demonstrating the effectiveness of our data-driven sales and marketing approach. Our product offerings and scalable platform provide a distinctive and personalized experience for customers across the ten states where we operate mobile sports betting today, and we look forward to entering additional jurisdictions at the earliest opportunity.”

Return of Major Sports and Unique Sports Calendar Drive Growth and Attractive Customer Acquisition Opportunities

•	Monthly Unique Payers (“MUPs”) for our B2C segment increased by 64% compared to the third quarter of 2019. On average, more than a million monthly unique paying customers engaged with DraftKings each month during the third quarter. This improvement reflected continued growth of our core DFS product spurred by on-going product innovation, strong engagement from existing Sportsbook and iGaming players, and expansion of our player base in several new states.

•	Average Revenue Per Monthly Unique Payer (“ARPMUP”) for our B2C segment was $34 due to limited sports activity in July and atypical hold rates from NFL wagering through the third week of the season, which was partially offset by increased engagement with our iGaming product offering.

•	GAAP sales and marketing expense increased to $203 million in the three months ended September 30, 2020. The increase over the third quarter of 2019 was primarily due to being live in seven more states, including Illinois, for Week 1 of the NFL season this year versus Week 1 of 2019. DraftKings experienced strong returns on its marketing spend due in part to pent-up demand, the unique sports calendar, and the stay-at-home nature of the COVID-19 pandemic.

Increasing 2020 Revenue Guidance and Introducing 2021 Revenue Guidance

•	DraftKings is raising its fiscal year 2020 pro forma revenue guidance from a range of $500 to $540 million to a range of $540 to $560 million, which equates to year-over-year pro forma revenue growth of 25% to 30% in 2020, despite COVID-19’s impact on the major sports calendar. This guidance assumes that all announced sports calendars are maintained through the end of the year and that we continue to operate in states in which we are live today.
•	DraftKings is also introducing 2021 revenue guidance of $750 million to $850 million, which equates to 45% year-over-year growth based on the mid-points of the Company’s 2020 pro forma revenue guidance range and the Company’s 2021 revenue guidance range. This range is based on the same assumptions used for the Company’s 2020 guidance, in particular that all professional and college sports calendars that have been announced come to fruition, including the commencement of their 2020 to 2021 seasons, and that we continue to operate in states in which we are live today.
•	Detailed financial data and other information is available in DraftKings’ Quarterly Report on Form 10-Q, being filed today with the Securities and Exchange Commission, as well as in a slide presentation that can be accessed through the “Investors” section of the Company’s website at investors.draftkings.com.

DraftKings Grows Its Nation-Leading Mobile Sports Betting Footprint

During the third quarter, DraftKings launched mobile sports betting in Illinois and iGaming in West Virginia.

•	As a result of Illinois Governor J.B. Pritzker’s suspension of the in-person registration requirement, DraftKings was able to effectively acquire new Illinois customers to the platform as well as cross-sell from its existing product offerings. Illinois has quickly become the Company’s fastest-growing state as well as one of its largest states in terms of handle.
•	Following its successful launch in Tennessee, DraftKings is now live with mobile sports betting in 10 states, which is more than any other company in the industry. These 10 states together represent 20% of the U.S. population, a position that DraftKings has achieved just two and a half years after the Supreme Court struck down the Professional and Amateur Sports Protection Act of 1992.
•	The Company continues to work with state officials on regulations and licensing in Michigan for sports betting and iGaming and in Virginia for sports betting and expects to launch in these states at the earliest practicable opportunity. Michigan and Virginia together account for 6% of the U.S. population and have already legalized these offerings.
•	Maryland (with 67% voter approval), South Dakota (with 58% voter approval) and 55 of 64 parishes in Louisiana (representing approximately 97% of the state’s population) recently passed referendums in favor of sports betting. These states together account for 3.5% of the U.S. population.
•	In addition, Ontario’s government recently presented its annual budget, which included language that would modify the long-standing statutory internet gaming framework in order to allow private operators to join the province in offering sports betting and iGaming products. Ontario’s population would make it the fifth largest U.S. state by population. DraftKings has offered its DFS product in Canada since 2012.

Commercial and Strategic Agreements

DraftKings announced several advantageous commercial and strategic agreements in the quarter that are expected to provide the Company with access to unique and valuable content, intellectual property and marketing assets, including:

•	an expansion of a multi-year content and marketing relationship with the PGA TOUR to become the first Official Betting Operator of the PGA TOUR.
•	an exclusive multi-year extension to remain the Official Daily Fantasy Sports Partner of Major League Baseball.
•	an exclusive multi-year deal with the Chicago Cubs, making DraftKings the Official Sports Betting Operator and Official Daily Fantasy Partner of the Cubs, including a plan to pursue a first-of-its-kind sportsbook at Wrigley Field.
•	a multi-year agreement with ESPN to collaborate in a variety of areas including becoming a co-exclusive sportsbook link-out provider and exclusive daily fantasy sports link-out provider.
•	an exclusive, multi-year agreement with the New York Giants, making DraftKings the official sports betting, gaming & casino and daily fantasy partner of the team.
•	an agreement with the Colorado Rockies to be named both the franchise’s Official Daily Sports Partner and the franchise’s first Official Sports Betting Partner.

Product and Technology

DraftKings unveiled several technology enhancements and new product features during the third quarter:

•	launched standalone casino app in Pennsylvania and West Virginia, offering users a more holistic product suite and dynamic gaming experience in a DraftKings-created casino app.
•	launched Best Ball, a new season-long DFS game variant, featuring snake drafts. The streamlined draft format enables the Company to engage with customers long before the traditional pre-NFL period. DraftKings will launch Best Ball versions for fantasy basketball and hockey in the near future.
•	introduced several new DraftKings-created games for online casino, including new versions of blackjack, roulette and baccarat.
•	made various improvements to the mobile and online Sportsbook to further differentiate the customer experience including the addition of dark mode and shifting of main navigation (online) to the left rail.

Environmental-Social-Governance Initiatives

DraftKings had several notable ESG-related highlights during the quarter, including:

•	strengthened our corporate governance foundation by appointing two new Board members, Jocelyn Moore and Valerie Mosley. The two directors each bring unique skills, experiences and ideas, and will play an important role in shaping the future of DraftKings and helping us achieve our long-term goals.
•	welcomed Michael Jordan as a special advisor to the Board. Jordan will provide strategic and creative input to the Board on brand strategy, product development, inclusion, equity and belonging, marketing activities and other key initiatives.

•	donated all of the Company’s daily fantasy sports revenue from the NBA and WNBA games on August 28 and 29, totaling approximately $340,000, to organizations promoting racial justice.
•	announced Election Day as an official DraftKings company holiday; employees at all DraftKings offices worldwide will now receive their respective election day as a holiday.
•	raised $20,000 through charity DFS contests in support of the Company’s Tech for Heroes initiative, which provides recent and returning veterans and their spouses with free, high-tech skills training in areas like front end web development and cybersecurity.

Webcast and Conference Call Details

DraftKings will host a conference call and audio webcast today at 8:30 a.m. EDT, during which management will discuss the Company’s third quarter results and provide commentary on business performance. A question and answer session will follow the prepared remarks.

The conference call may be accessed by dialing (833) 644-0686 for domestic callers or (918) 922-6762 for international callers. Once connected with the operator, please provide the conference ID of 2644858.

A live audio webcast of the earnings conference call may be accessed on the Company’s website at investors.draftkings.com, along with a copy of this press release, the Company’s Form 10-Q filing, and a slide presentation. The audio webcast and accompanying presentation will be available on the Company’s investor relations website until 11:59 p.m. EDT on December 14, 2020.

About DraftKings

DraftKings Inc. (Nasdaq: DKNG) is a digital sports entertainment and gaming company created to fuel the competitive spirits of sports fans with products that range across daily fantasy, regulated gaming and digital media. Headquartered in Boston, and launched in 2012 by Jason Robins, Matt Kalish and Paul Liberman, DraftKings is the only U.S.-based vertically integrated sports betting operator. DraftKings is a multi-channel provider of sports betting and gaming technologies, powering sports and gaming entertainment for 50+ operators across more than 15 regulated U.S. and global markets, including Arkansas and Oregon in the U.S. DraftKings’ Sportsbook offers mobile and retail betting for major U.S. and international sports and operates in the United States pursuant to regulations in Colorado, Illinois, Indiana, Iowa, Mississippi, New Hampshire, New Jersey, New York, Pennsylvania, Tennessee and West Virginia. DraftKings’ daily fantasy sports product is available in 8 countries internationally with 15 distinct sports categories. DraftKings is the official daily fantasy partner of the NFL, MLB and the PGA TOUR as well as an authorized gaming operator of the NBA and MLB and an official betting operator of the PGA TOUR.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding guidance, our future results of operations or financial condition, business strategy and plans, user growth and engagement, product initiatives, and objectives of management for future operations, and the impact of COVID-19 on our business and the economy as a whole, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “going to,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “propose,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. We caution you that the foregoing may not include all of the forward-looking statements made in this press release.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this press release primarily on our current expectations and projections about future events and trends, including the ongoing COVID-19 pandemic that we believe may affect our business, financial condition, results of operations, and prospects. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside DraftKings’ control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include DraftKings’ ability to manage growth; DraftKings’ ability to execute its business plan and meet its projections; potential litigation involving DraftKings; changes in applicable laws or regulations, particularly with respect to gaming; general economic and market conditions impacting demand for DraftKings’ products and services, and in particular economic and market conditions in the media / entertainment / gaming / software industry in the markets in which DraftKings’ operates; the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets, general economic conditions, unemployment and DraftKings’ liquidity, operations and personnel, as well as risks, uncertainties, and other factors described in “Risk Factors” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that we make from time to time with the SEC. In addition, any forward-looking statements contained in this press release are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, including future developments related to the COVID-19 pandemic, except as required by law.

Contacts

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Media@draftkings.com

@DraftKingsNews

Investors:

Investors@draftkings.com